Exhibit 4(a)

Anchor National Life Insurance Company
A STOCK COMPANY    LOS ANGELES, CALIFORNIA

CERTIFICATE NUMBER P9999999999

PARTICIPANT JOHN DOE

STATUTORY HOME OFFICE 2999 NORTH 44TH ST., STE 250 PHOENIX, AZ 85018	EXECUTIVE OFFICE 1 SUNAMERICA CENTER LOS ANGELES, CA 90067-6022	ANNUITY SERVICE CENTER P. O. BOX 54299 LOS ANGELES, CA 90054-0299

ANCHOR NATIONAL LIFE INSURANCE COMPANY (“We”, “Us”, the “Company”, or “Anchor National”) agrees to provide benefits to the Participant under the Group Contract, in accordance with the provisions set forth in this Certificate and in consideration of the Application Form and Purchase Payments We received.

This Certificate is evidence of coverage under the Group Contract if an Application Form is attached. The coverage will begin as of the Certificate Date, shown on the Certificate Data Page.

The value of amounts allocated to the Separate Account during the accumulation and annuity periods is not guaranteed and will increase or decrease based upon the investment experience of the investments underlying the Variable Portfolios You choose.

RIGHT TO EXAMINE—You may return this Certificate to Our Annuity Service Center or to the agent through whom the Certificate was purchased within 10 days after You receive it, if You are not satisfied with it. The Company will refund the Certificate Value on the business day during which the Certificate is received. Upon such refund, the Certificate shall be void.

For Individual Retirement Annuities, a refund of the Purchase Payment(s) may be required. Therefore, We reserve the right to allocate Your Purchase Payment(s) to the Cash Management Variable Portfolio until the end of the Right To Examine period. Thereafter, allocations will be made as shown on the Certificate Purchase Payment Allocation page.

THIS IS A LEGAL DOCUMENT. READ IT CAREFULLY.

By:	/S/ CHRISTINE A. NIXON	By:	/S/ JANA W. GREER
	Christine A. Nixon Secretary		Jana W. Greer President

ALLOCATED VARIABLE
GROUP ANNUITY CERTIFICATE
Nonparticipating

TABLE OF CONTENTS

Certificate Data Page	Page 3
Purchase Payment Allocation	Page 4
Definitions	Page 5
Purchase Payment Provisions	Page 8
Accumulation Provisions	Page 8
Charges And Deductions	Page 9
Transfer Provision	Page 9
Withdrawal Provision	Page 10
General Provisions	Page 10
Death Provisions	Page 12
Annuity Provisions	Page 14
Annuity Payment Options	Page 16
Fixed Annuity Payment Options Table	Page 17
Variable Annuity Payment Options Table	Page 20

Certificate Data Page

Certificate Number:	Annuity Service Center:
P9999999999	P. O. BOX 54299 LOS ANGELES, CA 90054-0299

Participant:	Age at Issue:
JOHN DOE	35

Annuitant:	Initial Purchase Payment:
JOHN DOE	$10,000.00

Specified Annuity Date:	Certificate Date:
March 1, 2032	March 1, 2002

Latest Annuity Date: March 1, 2062	Minimum Guarantee Rate for DCA Account Options— 3.0%

Separate Account Charge:
[1.52%]

Beneficiary:
As named by You

Separate Account:
[VARIABLE SEPARATE ACCOUNT]

Optional Elections Optional Death Benefit Elected:	Optional Election Charges:
Purchase Payment Accumulation]	0.20%

For Inquiries
[Call 1-800-445-SUN2]

PURCHASE PAYMENT ALLOCATION

Variable Portfolios

	Stock		Balanced
0.00%	Alliance Growth	0.00%	MFS Total Return
0.00%	Global Equities	0.00%	SunAmerica Balanced
0.00%	Growth & Income	0.00%	Asset Allocation
0.00%	Small & Mid Cap Value
0.00%	AFS Global Growth		Bond
0.00%	AFS Growth	0.00%	Corporate Bond
0.00%	AFS Growth-Income	0.00%	Global Bond
0.00%	Davis Venture Value	25.00%	High-Yield Bond
0.00%	Real Estate	0.00%	Worldwide High Income
25.00%	Federated Value	0.00%	Government & Quality Bond
0.00%	Telecom Utility
0.00%	Goldman Sachs Research
0.00%	Lord Abbett Growth & Income		Cash
0.00%	Marsico Growth	0.00%	Cash Management
0.00%	MFS Growth & Income
0.00%	MFS Mid-Cap Growth
0.00%	Emerging Markets
0.00%	International Growth & Income
0.00%	Putnam Growth
0.00%	Aggressive Growth
0.00%	Blue Chip Growth
25.00%	“Dogs” of Wall Street
0.00%	Growth Opportunities
0.00%	Foreign Value
0.00%	Comstock
International Diversified Equities
0.00%	Technology
0.00%	Comstock
0.00%	Emerging Growth
0.00%	Growth and Income
0.00%	Capital Appreciation
0.00%	Growth
0.00%	Natural Resources

DCA Account Options

	Guarantee Period	Initial Interest Rate
0.00%	6-Month DCA
0.00%	1-Year DCA

DEFINITIONS

Defined in this section are some of the words and phrases used in this Certificate. These terms are capitalized when used in the Certificate. Other capitalized terms in the Certificate refer to the captioned paragraph explaining that particular concept in the Certificate.

ACCUMULATION UNIT
A unit of measurement used to compute the Certificate Value in a Variable Portfolio prior to the Annuity Date.

AGE
Age as of last birthday.

ANNUITANT
The natural person or persons (collectively, Joint Annuitants) whose life or lives is/are used to determine the annuity benefits under the Certificate. If the Certificate is in force and the Annuitant(s) is/are alive on the Annuity Date, We will begin payments to the Payee. This Certificate cannot have Joint Annuitants if it is issued in connection with a tax-qualified retirement plan.

ANNUITY SERVICE CENTER
As specified on the Certificate Data Page.

ANNUITY DATE
The date on which annuity payments (“income payments”) to the Payee begin. This date cannot be later than the Latest Annuity Date.

ANNUITY UNIT
A unit of measurement used to compute annuity payments from the Variable Portfolios.

BENEFICIARY
The Beneficiary is as named by You unless later changed by You in a written request to Us at Our Annuity Service Center.

CERTIFICATE
This Certificate describes Your interest as a Participant under the group annuity contract.

CERTIFICATE DATE
The date Your Certificate is issued, as shown on the Certificate Data Page. It is the date from which Certificate Years and anniversaries are measured.

CERTIFICATE VALUE
The sum of: (1) Your share of the Variable Portfolios’ Accumulation Unit values and (2) the value of amounts allocated to the DCA Account Options.

CERTIFICATE YEAR
One year starting from the Certificate Date in one calendar year and ending on the day preceding the anniversary of such date in the succeeding calendar years.

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CONTINUATION DATE
The Date on which We receive, at Our Annuity Service Center: (a) the Spousal Beneficiary’s written request to continue the Certificate inforce, and (b) Due Proof of Death of the Participant. If We receive (a) and (b) on different dates, the Continuation Date will be the later date.

CURRENT INTEREST RATE
The rates of interest declared by Us applicable to allocations of Subsequent Purchase Payments to the DCA Account Options. The Current Interest Rate will not be less than the Minimum Guarantee Rate as shown on the Certificate Data Page.

DCA ACCOUNT OPTIONS
The investment options under this Certificate that are credited with a fixed rate of interest declared by the Company. All amounts allocated to the DCA Account Options become part of the Company’s general asset account. The general asset account contains all the assets of the Company except for the Separate Account and other segregated asset accounts. The DCA Account Options for this Certificate are shown on page 4.

DOLLAR COST AVERAGING PROGRAM (DCA)
An optional program under which You authorize the automatic transfer of specified amounts or percentages from one or more designated source accounts(s) into any Variable Portfolio(s) other than the source account. Any portion of a Purchase Payment allocated to the DCA Account Option(s) must be transferred out within the specified DCA Account Option Period depending on which DCA Account Option is selected. Upon termination of the DCA program any amounts remaining in the DCA Account Option(s) will be transferred to the DCA target allocation(s) for the program being terminated. Upon annuitization, any amounts remaining in the DCA Account Option(s) will be applied to the Fixed Annuity Payments. The unit values credited and applied to Your Certificate are determined on each date of transfer. We reserve the right to change the terms and conditions of the DCA program at any time.

FIXED ANNUITY
A series of periodic annuity payments of predetermined amounts that do not vary with investment experience. Such payments are made from the Company’s general asset account.

GUARANTEE PERIOD
The period for which either the Initial Interest Rate or the Current Interest Rate is credited to the amounts allocated to the applicable DCA Account Option(s).

INITIAL INTEREST RATE
The rate(s) of interest credited to any portion of the Initial Purchase Payment allocated to the DCA Account Option(s), as described in the Accumulation Provisions section. The Initial Interest Rate(s) for this Certificate is/are listed on page 4. The Initial Interest Rate may not be less than the Minimum Guaranteed Rate as shown on the Certificate Data Page.

IRC
The Internal Revenue Code of 1986 or as it may be amended or superseded.

JOINT PARTICIPANT
If Joint Participants are named each Joint Participant has an equal ownership interest in the Certificate unless We are advised otherwise in writing.

6

NYSE
New York Stock Exchange.

PARTICIPANT
The person or entity named in the Certificate who is entitled to exercise all rights and privileges of ownership under the Certificate. Participant means both Joint Participants if applicable.

PAYEE
The person receiving payment of annuity benefits under this Certificate.

PURCHASE PAYMENTS
Payments in U.S. currency made by or on behalf of the Participant to the Company for the Certificate.

SEPARATE ACCOUNT
The segregated asset account named on the Certificate Data Page. The Separate Account consists of several Variable Portfolios each investing in shares of the Underlying Fund(s) of the trust(s). The assets of the Separate Account are not commingled with the general assets and liabilities of the Company. Each Variable Portfolio is not chargeable with liabilities arising out of any other Variable Portfolio. The value of amounts allocated to the Variable Portfolios of the Separate Account is not guaranteed.

SPECIFIED ANNUITY DATE
The anticipated Annuity Date specified by You as shown on Certificate Data Page. This date may be changed by You in writing prior to the Annuity Date, but in no event can it be later than the Latest Annuity Date. If this date is not specified, it will be the Latest Annuity Date.

SPOUSAL BENEFICIARY
The deceased Participant’s surviving spouse who is designated as the primary Beneficiary and may continue the Certificate as the Participant on the Continuation Date.

VARIABLE PORTFOLIO (“SUBACCOUNT”)
One or more divisions of the Separate Account, which provides for the variable investment options available under this Certificate. Each Variable Portfolio has its own investment objective and is invested in the Underlying Funds of the trusts. A Variable Portfolio is not chargeable with liabilities arising out of any other Variable Portfolio. The available Variable Portfolios are shown on page 4. Additional Variable Portfolios may become available in the future.

SUBSEQUENT PURCHASE PAYMENTS
Purchase Payments made subsequent to the Initial Purchase Payment.

UNDERLYING FUND
The variable investment options in which the corresponding Variable Portfolio(s) invest.

VARIABLE ANNUITY
A series of periodic annuity payments, which vary in amount according to the investment experience of one or more Variable Portfolios, as selected by You.

WE, OUR, US, THE COMPANY
Anchor National Life Insurance Company.

YOU, YOUR
The Participant.

7

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS
Purchase Payments are flexible. This means that, subject to Company declared minimums and maximums, You may change the amounts, frequency and/or timing of Purchase Payments. Purchase Payments will be allocated to the DCA Account Options and/or one or more Variable Portfolios in accordance with instructions from You. We reserve the right to specify the minimum Purchase Payment that may be allocated to a Variable Portfolio or a DCA Account Option under the Certificate.

SUBSTITUTION OF INVESTMENT PORTFOLIOS
If: (a) the shares of the underlying investment portfolios in which the Variable Portfolios invest should no longer be available for investment by the Separate Account; or (b) in the judgment of the Board of Trustees further investment in the shares of an investment portfolio is no longer appropriate in view of the purpose of the Certificate, then We may substitute shares of another underlying investment series, for shares already purchased, or to be purchased in the future by Purchase Payments under the Certificate. No substitution of securities may take place without prior approval of the Securities and Exchange Commission and under such requirements as it may impose.

ACCUMULATION PROVISIONS

SEPARATE ACCOUNT ACCUMULATION VALUE
The Separate Account Accumulation Value under the Certificate shall be the sum of the values of the Accumulation Units held in the Variable Portfolios for the Participant.

NUMBER OF ACCUMULATION UNITS
Your Certificate is credited with Accumulation Units of the Separate Account when amounts are allocated to the Variable Portfolios. For that portion of each Purchase Payment and/or transfer amount allocated to a Variable Portfolio, the number of Accumulation Units credited is equal to the sum of each Purchase Payment and/or transfer amount allocated to that Variable Portfolio, reduced by premium taxes, if any:

Divided by

The Accumulation Unit value for that Variable Portfolio for the NYSE business day on which the Purchase Payment or transfer amount is allocated.

The number of Accumulation Units will be reduced for withdrawals of Certificate Value, annuitizations and amounts transferred out of a Variable Portfolio. Reductions will be made as of the end of the NYSE business day in which We receive all requirements for the transaction, as appropriate.

ACCUMULATION UNIT VALUE (AUV)
The AUV of a Variable Portfolio for any NYSE business day is calculated by subtracting (2) from (1) and dividing the result by (3) where:

(1)	is the total value at the end of the given NYSE business day of the assets attributable to the Accumulation Units of the Variable Portfolio minus the total liabilities;
(2)	is the cumulative unpaid charge for assumption of Separate Account Charge;
(3)	is the number of Accumulation Units outstanding at the end of the given NYSE business day.

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DCA ACCOUNT ACCUMULATION VALUE
Under a Certificate, the DCA Account Accumulation Value shall be the sum of all monies allocated to the DCA Account Option(s), reduced by any applicable premium taxes, plus all interest credited on the DCA Account Option(s) during the period that the Certificate has been in effect. This amount shall be adjusted for withdrawals, annuitizations and transfers. The DCA Account Accumulation Value shall not be less than the minimum values required by law in the state where this Certificate is issued.

DCA ACCOUNT GUARANTEE PERIOD OPTIONS AND INTEREST CREDITING
Any amounts allocated to the DCA Account Option(s) from the first Purchase Payment will earn interest at the Initial Interest Rate for the DCA Account Option(s) selected. Subsequent Purchase Payments allocated to the DCA Account Option(s) will earn interest at the Current Interest Rate for the DCA Account Option(s) selected.

CHARGES AND DEDUCTIONS

We will deduct the following charge from the Certificate:

SEPARATE ACCOUNT CHARGE—This charge, as shown on the Certificate Data Page, on an annualized basis equals a percentage of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Portfolio(s) to which the Certificate is allocated. This charge compensates us for mortality and expense risks, distribution expenses and guaranteed death benefit risk associated with the Certificate. We subtract this charge daily. We reserve the right to assess this charge on a class basis in an amount which is less than the charge specified on the Certificate Data Page.

TRANSFER PROVISION

Prior to the Annuity Date, You may transfer all or part of Your Certificate Value to any of the Variable Portfolios. We reserve the right to charge a fee for transfers if the number of transfers exceeds the limit specified by Us. The minimum amount that can be transferred and the amount that can remain in a Variable Portfolio are subject to Company limits.

TRANSFERS OF ACCUMULATION AND ANNUITY UNITS BETWEEN VARIABLE PORTFOLIOS
Prior to and after the Annuity Date, You may transfer all or a portion of Your Certificate Value from one Variable Portfolio to another Variable Portfolio. Before the Annuity Date, a transfer will result in the redemption of Accumulation Units in a Variable Portfolio and the purchase of Accumulation Units in the other Variable Portfolio(s). After the Annuity Date, a transfer will result in the redemption of Annuity Units in a Variable Portfolio and the purchase of Annuity Units in the other Variable Portfolio(s). Transfers will be effected at the end of the NYSE business day in which We receive Your completed request for the transfer.

9

WITHDRAWAL PROVISION

On or before the Annuity Date and while the Participant is living, You may withdraw all or part of Your Certificate Value under this Certificate by informing Us at Our Annuity Service Center. For a full withdrawal, this Certificate must be returned to Our Annuity Service Center. The minimum amount that can be withdrawn and the amount remaining after withdrawal are subject to Company limits.

Without a written notice to the contrary, withdrawals will be deducted from the Certificate Value in proportion to their allocation among the Variable Portfolios. Withdrawals will be based on values at the end of the NYSE business day in which the request for withdrawal and the Certificate (in the case of a full withdrawal), are received at the Annuity Service Center. Unless the SUSPENSION OF PAYMENTS or DEFERMENT OF PAYMENTS section is in effect, payment of withdrawals will be made within seven calendar days.

SYSTEMATIC WITHDRAWAL PROGRAM
Prior to the Annuity Date, You may elect to participate in the Systematic Withdrawal Program by informing Us at Our Annuity Service Center. The Systematic Withdrawal Program allows You to make automatic withdrawals from Your account monthly, quarterly, semiannually or annually. The minimum systematic withdrawal amount is subject to Company limits. You may terminate Your participation in the Systematic Withdrawal Program at any time by sending Us a written request. We reserve the right to modify, suspend or terminate the Systematic Withdrawal Program at any time.

GENERAL PROVISIONS

ENTIRE CONTRACT
The entire contract between You and Us consists of the group annuity contract, the group annuity application, the Application Form as completed by You at the time of purchase, this Certificate and any attached endorsement(s). An agent cannot change the terms or conditions of this Certificate. Any change must be in writing and approved by Us. Only Our President, Secretary, or one of Our Vice-Presidents can give Our approval.

CHANGE OF ANNUITANT
If the Participant is an individual, the Participant may change the Annuitant at any time prior to the Annuity Date. To make a change, the Participant must send a written notice to Us at least 30 days before the Annuity Date. If the Participant is not an individual, the Participant may not change the Annuitant.

DEATH OF ANNUITANT
If the Participant and Annuitant are different and the Annuitant dies before the Annuity Date, the Participant becomes the Annuitant until such time as the Participant elects a new Annuitant. If there are Joint Annuitants, upon the death of any Annuitant prior to the Annuity Date, the Participant may elect a new Joint Annuitant. However, if the Participant is a non-natural person, We will treat the death of any Annuitant as the death of the “primary Annuitant” and as the death of the Participant, see DEATH PROVISIONS.

MISSTATEMENT OF AGE OR SEX
If the Age or sex of any Annuitant has been misstated, future annuity payments will be adjusted using the correct Age and sex, according to Our rates in effect on the date that annuity payments were determined. Any overpayment from the Fixed Annuity Payment Options, plus interest at the rate of 4% per year, will be deducted from the next payment(s) due. Any underpayment from the Fixed Annuity Payment Options, plus interest at the rate of 4% per year, will be paid in full with the next payment due. Any overpayment from the Variable Portfolios will be deducted from the next payment(s) due. Any underpayment from the Variable Portfolios will be paid in full with the next payment due.

PROOF OF AGE, SEX, OR SURVIVAL
The Company may require satisfactory proof of correct Age or sex at any time. If any payment under this Certificate depends on the Annuitant being alive, the Company may require satisfactory proof of survival.

SUSPENSION OF PAYMENTS
We may suspend or postpone any payments from the Variable Portfolios if any of the following occur:

(a)	the NYSE is closed,
(b)	trading on the NYSE is restricted,
(c)	an emergency exists such that it is not reasonably practical to dispose of or determine the value of the assets held in a Variable Portfolio, or
(d)	the Securities and Exchange Commission, by order, so permits for the protection of Participants.

Conditions in (b) and (c) will be decided by or in accordance with rules of the Securities and Exchange Commission.

CONFORMITY WITH STATE LAWS
The provisions of this Certificate will be interpreted by the laws of the state in which the Application Form was signed or such other state as is required by law. Any provision which, on the Certificate Date, is in conflict with the law of such state is amended to conform to the minimum requirements of such law.

CHANGES IN LAW
If the laws governing this Certificate or the taxation of benefits under the Certificate change, We reserve the right to amend this Certificate to comply with these changes.

ASSIGNMENT
You may assign this Certificate before the Annuity Date, but We will not be bound by an assignment unless it is received by Us in writing. Your rights and those of any other person referred to in this Certificate will be subject to the assignment. Certain assignments may be taxable. We do not assume any responsibility for the validity or tax consequences of any assignment.

CLAIMS OF CREDITORS
To the extent permitted by law, no rights or proceeds payable under this Certificate will be subject to claims of creditors or legal process.

PREMIUM TAXES AND OTHER TAXES
The Company may deduct from Your Certificate Value any premium tax and/or other taxes payable to a state or other government entity, if applicable. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. The Company will deduct any withholding taxes required by applicable law.

WRITTEN NOTICE
Any notice We send to You will be sent to Your address shown in the Application Form unless You request otherwise. Any written request or notice to Us must be sent to Our Annuity Service Center, at the address specified on the Certificate Data Page.

PERIODIC REPORTS
During each Certificate Year, We will send You quarterly statements of the account activity of the Certificate as well as confirmation reports after each financial transaction. The statement will include all transactions which have occurred during the quarterly accounting period shown on the statement.

INCONTESTABILITY
This Certificate will be incontestable from the Certificate Date.

NONPARTICIPATING
This Certificate does not share in Our surplus.

DEATH PROVISIONS

Notwithstanding any provision of this Certificate to the contrary, all payments of benefits under this Certificate will be made in a manner that satisfies IRC Section 72(s), as amended from time to time. If the Certificate is owned by a trust or other non-natural person, We will treat the death of the Annuitant as the death of the “primary Annuitant”, as defined in IRC Section 72(s)(6), and as the death of any Participant.

DUE PROOF OF DEATH
Due Proof of Death means:

1.	a certified copy of a death certificate; or
2.	a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or
3.	a written statement by a medical doctor who attended the deceased Participant at the time of death; or
4.	any other proof satisfactory to Us.

DEATH OF PARTICIPANT BEFORE THE ANNUITY DATE
We will pay a death benefit to the Beneficiary upon Our receiving: (a) due proof that the Participant died before the Annuity Date, (b) an election form specifying the payment option and (c) any other documentation We may require. Unless You have previously designated a payment option on behalf of the Beneficiary, the Beneficiary must select one of the following payment options:

1.	Immediately collect the death benefit in a lump sum. If a lump sum payment is elected, payment will be in accordance with any applicable laws and regulations governing payments and death; or

2.
Collect the death benefit in the form of one of the Annuity Payment Options. If an Annuity Payment Option is desired, an option must be elected within 60 days of Our receipt of: (a) Due Proof of Death of the Participant; (b) an election form specifying the payment option and (c) any other documentation We may require. The payments must be over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary. Payments under this death benefit option must commence within one year after the Participant’s death, otherwise, the death benefit will be paid in accordance with death benefit option 1; or

3.
If eligible, continue the Certificate as a Spousal Beneficiary. On the Continuation Date, We will contribute to the Certificate any amount by which the Death Benefit exceeds the Certificate Value, calculated as of the Participant’s date of death. This amount is not considered a Purchase Payment. If an amount is contributed on the Continuation Date, then upon death of the Spousal Beneficiary the subsequent death benefit will be calculated as if the Certificate was issued to the Spousal Beneficiary on the Continuation Date. Otherwise, the death benefit payable upon death of the Spousal Beneficiary will be calculated as if the Certificate was issued to the Spousal Beneficiary on the original Certificate Date.

You cannot change any elected death benefit option specified on the Certificate Data Page. Your Spousal Beneficiary may discontinue the death benefit option on the Continuation Date but cannot change the elected death benefit option. Upon the Spousal Beneficiary’s death, the entire interest of the Certificate must be distributed immediately under option 1 or 2 as provided under DEATH OF PARTICIPANT BEFORE THE ANNUITY DATE.

In any event, the entire interest in the Certificate will be distributed within five years from the date of death of the Participant unless payment option 2 or 3 above as provided under DEATH OF PARTICIPANT BEFORE THE ANNUITY DATE.

AMOUNT OF DEATH BENEFIT
The death benefit is equal to the greater of:

1.
the Certificate Value at the end of the NYSE business day during which We receive, at Our Annuity Service Center, due proof of the Participant’s death and an election of the type of payment to be made; Or

2.	Purchase Payments, reduced for partial withdrawals in the same proportion that the Certificate Value was reduced on the date of such withdrawal (including any charges applicable to such withdrawal).

DEATH OF PARTICIPANT OR ANNUITANT ON OR AFTER THE ANNUITY DATE
If the Participant or Annuitant dies on or after the Annuity Date and before the entire interest in the Certificate has been distributed, We will pay the remaining portion of the interest of the Certificate as under the Annuity Payment Option being distributed on the date of death upon Our receipt of Due Proof of Death. For further information pertaining to death of the Annuitant, see ANNUITY PAYMENT OPTIONS.

BENEFICIARY
The Beneficiary is selected by the Participant. While (a) the Participant is living; and (b) before the Annuity Date, the Participant may change the Beneficiary by written notice in a form satisfactory to Us. A change in Beneficiary will take effect on the date the notice of change was signed. Such change, however, will not apply to any payment or action taken by Us before the notice was received at Our Annuity Service Center. If two or more persons are named, (a) those surviving the Participant will share equally unless otherwise stated; and (b) the Beneficiaries must elect to receive their respective portions of the death benefit according to the options listed under DEATH OF PARTICIPANT BEFORE THE ANNUITY DATE. If the Annuitant survives the Participant, and there are no surviving Beneficiaries, the Annuitant will be deemed the Beneficiary.

Joint Participants, if applicable, shall be each other’s primary Beneficiary. Joint Annuitants, if any, when the Participant is a non-natural person, shall be each other’s primary Beneficiary. Any other Beneficiary designated will be treated as a contingent Beneficiary.

If the Participant is also the Annuitant and there are no surviving Beneficiaries at the death of the Participant, the death benefit will be paid to the estate of the Participant in accordance with option 1, under DEATH OF PARTICIPANT BEFORE THE ANNUITY DATE.

ANNUITY PROVISIONS

ANNUITY DATE
The Participant specifies an anticipated Annuity Date (the date on which annuity payments are to begin). The date provided by the Participant to Us at the time of application is shown on the Data Page as the Specified Annuity Date. The Participant may change the Specified Annuity Date at any time, at least seven days prior to the Annuity Date, by written notice to the Company at Our Annuity Service Center. The Annuity Date must always be the first day of the calendar month and must be at least two years after the Certificate Date, but not beyond the later of the Participant’s 95th birthday or ten years after the Certificate Date. If the Participant is a non-natural person, the latest annuity date is the later of the Annuitant’s 95th birthday or ten years after the Certificate Date. If no Annuity Date is specified, the Annuity Date will be the latest Annuity Date, as set by the Company.

PAYMENTS TO PARTICIPANT
Unless You request otherwise, We will make annuity payments to You. If You want the annuity payments to be made to some other Payee, We will make such payments subject to receipt of a written request filed at the Annuity Service Center no later than thirty (30) days before the date of the first annuity payment.

Any such request is subject to the rights of any assignee. No payments available to or being paid to the Payee while the Annuitant is alive can be transferred, commuted, anticipated or encumbered.

FIXED ANNUITY PAYMENTS
If a Fixed Annuity payment option has been elected, the proceeds payable under this Certificate less any applicable premium taxes, shall be applied to the payment of the Fixed Annuity payment option elected at rates which are at least equal to the annuity rates based upon the applicable tables in the Certificate. In no event will the Fixed Annuity payments be changed once they begin.

AMOUNT OF FIXED ANNUITY PAYMENTS
The amount of each Fixed Annuity Payment will be determined by applying the portion of the Certificate Value allocated by You for Fixed Annuity payments less any applicable premium taxes to the annuity table applicable to the Fixed Annuity payment option chosen.

AMOUNT OF VARIABLE ANNUITY PAYMENTS
(a)
FIRST VARIABLE ANNUITY PAYMENT: The dollar amount of the first Variable Annuity payment will be determined by applying the portion of the Certificate Value allocated to the Variable Portfolios, less any applicable premium taxes, to the annuity table applicable to the Variable Annuity payment option chosen. If the Certificate Value is allocated to more than one Variable Portfolio, the value of Your interest in each Variable Portfolio is applied separately to the Variable Annuity payment option table to determine the amount of the first annuity payment attributable to each Variable Portfolio.

(b)
NUMBER OF VARIABLE ANNUITY UNITS: The number of Annuity Units for each applicable Variable Portfolio is the amount of the first annuity payment attributable to that Variable Portfolio divided by the value of the applicable Annuity Unit for that Variable Portfolio as of the Annuity Date. The number will not change as a result of investment experience.

(c)
VALUE OF EACH VARIABLE ANNUITY UNIT: The value of an Annuity Unit may increase or decrease from one month to the next. For any month, the value of an Annuity Unit of a particular Variable Portfolio is the value of that Annuity Unit as of the last NYSE business day of the preceding month, multiplied by the Net Investment Factor for that Variable Portfolio for the last NYSE business day of the current month.

The Net Investment Factor for any Variable Portfolio for a certain month is determined by dividing (1) by (2) where:

(1)	the Accumulation Unit Value of the Variable Portfolio determined as of the last business day at the end of that month;

(2)	the Accumulation Unit Value of the Variable Portfolio determined as of the last business day at the end of the preceding month.

The result is then multiplied by a factor that neutralizes the assumed investment rate of 3.5%.

(d)
SUBSEQUENT VARIABLE ANNUITY PAYMENTS: After the first Variable Annuity payment, payments will vary in amount according to the investment performance of the applicable Variable Portfolio(s) to which Your Purchase Payments are allocated. The amount may change from month to month. The amount of each subsequent payment for each Variable Portfolio is:

The number of Annuity Units for each Variable Portfolio as determined for the first annuity payment

Multiplied by

The value of an Annuity Unit for that Variable Portfolio at the end of the month immediately preceding the month in which payment is due.

We guarantee that the amount of each Variable Annuity payment will not be affected by variations in expenses or mortality experience.

ANNUITY PAYMENT OPTIONS

During the Annuitant’s life, upon written election and the return of this Certificate to the Company at its Annuity Service Center, the Certificate Value may be applied to provide one of the following options or any annuity payment option that is mutually agreeable. After two years from the Certificate Date, and prior to the Annuity Date, You can choose one of the options described below. If no option has been elected by the Annuity Date, You will automatically receive Option 4 below with 120 monthly payments guaranteed.

OPTIONS 1 & 1v—LIFE ANNUITY, LIFETIME MONTHLY PAYMENTS GUARANTEED
Payments payable to a Payee during the lifetime of the Annuitant. No further payments are payable after the death of the Annuitant.

OPTIONS 2 & 2v—JOINT AND SURVIVOR LIFE ANNUITY
Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. No further payments are payable after the deaths of both the Annuitant and the designated second person.

OPTIONS 3 & 3v—JOINT AND SURVIVOR LIFE ANNUITY—120 OR 240 MONTHLY PAYMENTS GUARANTEED
Payments are payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. If, at the death of the survivor, payments have been made for less than 120 or 240 monthly periods, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 4 & 4v—LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED
Payments payable to the Payee during the lifetime of the Annuitant. If, at the death of the Annuitant, payments have been made for less than the 120 or 240 monthly periods, as selected at the time of annuitization, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 5 & 5v—FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN
Payments are payable to the Payee for any specified period of time of five (5) years or more, but not exceeding thirty (30) years, as selected at the time of annuitization. The selection must be made for full twelve-month periods. In the event of death of the Annuitant, any remaining annuity payments will be continued to the Beneficiary. If Variable Annuity Payments are elected under this Annuity Payment Option, any remaining guaranteed Variable Annuity payments may be redeemed for a discounted value determined by Us.

FIXED ANNUITY PAYMENT OPTIONS TABLE

BASIS OF COMPUTATION
The actuarial basis for the Table of Annuity Rates is the 1983a Annuity Mortality Table with projection and a guaranteed interest rate of 3%. The mortality table is projected using Projection Scale G factors, assuming annuitization in the year 2000. The Fixed Annuity Payment Options Table does not include any applicable premium tax.

OPTIONS 1 & 4—TABLE OF MONTHLY INSTALLMENTS PER $1,000.

(Monthly installments for ages not shown will be furnished upon request.)

	Option 1		Option 4		Option 4
Age of Annuitant	Life Annuity		Life Annuity (w/120 payments guaranteed)		Life Annuity (w/240 payments guaranteed)
	Male	Female	Male	Female	Male	Female
55	4.23	3.84	4.19	3.82	4.05	3.76
56	4.32	3.91	4.27	3.88	4.11	3.81
57	4.41	3.98	4.35	3.95	4.17	3.87
58	4.51	4.05	4.44	4.02	4.24	3.93
59	4.61	4.13	4.54	4.10	4.31	4.00
60	4.72	4.22	4.64	4.18	4.37	4.06
61	4.84	4.31	4.74	4.27	4.44	4.13
62	4.96	4.40	4.85	4.36	4.51	4.20
63	5.10	4.51	4.97	4.45	4.58	4.27
64	5.24	4.62	5.10	4.55	4.65	4.35
65	5.40	4.73	5.22	4.66	4.72	4.42
66	5.56	4.86	5.36	4.78	4.79	4.50
67	5.74	4.99	5.50	4.90	4.86	4.57
68	5.93	5.14	5.65	5.02	4.92	4.65
69	6.13	5.29	5.80	5.16	4.99	4.73
70	6.35	5.46	5.96	5.30	5.05	4.80
71	6.58	5.64	6.13	5.46	5.10	4.88
72	6.82	5.84	6.29	5.62	5.16	4.95
73	7.08	6.05	6.47	5.78	5.20	5.02
74	7.36	6.28	6.64	5.96	5.25	5.08
75	7.66	6.53	6.82	6.14	5.29	5.14
76	7.98	6.80	7.00	6.33	5.33	5.19
77	8.33	7.09	7.19	6.53	5.36	5.24
78	8.69	7.41	7.37	6.73	5.39	5.29
79	9.09	7.75	7.55	6.94	5.41	5.33
80	9.51	8.11	7.73	7.14	5.43	5.36
81	9.97	8.51	7.91	7.35	5.45	5.39
82	10.45	8.94	8.08	7.55	5.47	5.42
83	10.97	9.41	8.24	7.76	5.48	5.44
84	11.52	9.92	8.40	7.95	5.49	5.46
85	12.10	10.47	8.54	8.13	5.50	5.48

OPTION 2—TABLE OF MONTHLY INSTALLMENTS PER $1,000.
(Monthly installments for ages not shown will be furnished upon request.)

Joint & 100% Survivor Life Annuity

Age of Male Annuitant	Age of Female Annuitant
	55	60	65	70	75	80	85
55	3.54	3.69	3.84	3.96	4.06	4.13	4.17
60	3.63	3.83	4.04	4.23	4.39	4.52	4.60
65	3.70	3.95	4.23	4.51	4.78	5.00	5.16
70	3.75	4.04	4.39	4.78	5.18	5.56	5.85
75	3.78	4.11	4.51	5.01	5.57	6.14	6.65
80	3.81	4.15	4.60	5.18	5.89	6.70	7.52
85	3.82	4.18	4.66	5.30	6.14	7.18	8.35

OPTION 3—TABLE OF MONTHLY INSTALLMENTS PER $1,000.
(Monthly installments for ages not shown will be furnished upon request)

Joint & 100% Survivor Life Annuity (w/120 payments guaranteed)

Age of Male Annuitant	Age of Female Annuitant
	55	60	65	70	75	80	85
55	3.54	3.69	3.83	3.96	4.05	4.12	4.16
60	3.63	3.83	4.03	4.22	4.38	4.50	4.57
65	3.70	3.95	4.22	4.50	4.76	4.97	5.10
70	3.75	4.04	4.38	4.76	5.15	5.48	5.72
75	3.78	4.10	4.50	4.98	5.50	6.00	6.40
80	3.80	4.14	4.58	5.13	5.78	6.46	7.04
85	3.81	4.16	4.62	5.22	5.97	6.80	7.55

OPTION 3—TABLE OF MONTHLY INSTALLMENTS PER $1,000.
(Monthly installments for ages not shown will be furnished upon request)

Joint & 100% Survivor Life Annuity (w/240 payments guaranteed)

Age of Male Annuitant	Age of Female Annuitant
	55	60	65	70	75	80	85
55	3.53	3.68	3.81	3.92	3.99	4.03	4.04
60	3.62	3.81	4.00	4.16	4.27	4.34	4.37
65	3.68	3.92	4.16	4.39	4.56	4.66	4.71
70	3.72	3.99	4.29	4.58	4.81	4.96	5.03
75	3.74	4.03	4.36	4.70	4.99	5.17	5.26
80	3.75	4.05	4.40	4.77	5.09	5.30	5.40
85	3.76	4.06	4.42	4.80	5.13	5.35	5.46

OPTION 5—TABLE OF MONTHLY INSTALLMENTS PER $1,000.
Payments for a Specified Period

Number of Years	Monthly Payment	Number of Years	Monthly Payment	Number of Years	Monthly Payment	Number of Years	Monthly Payment
		10	9.61	17	6.23	24	4.84
		11	8.86	18	5.96	25	4.71
5	17.91	12	8.24	19	5.73	26	4.59
6	15.14	13	7.71	20	5.51	27	4.47
7	13.16	14	7.26	21	5.32	28	4.37
8	11.68	15	6.87	22	5.15	29	4.27
9	10.53	16	6.53	23	4.99	30	4.18

VARIABLE ANNUITY PAYMENT OPTIONS TABLE

BASIS OF COMPUTATION
The actuarial basis for the Table of Annuity Rates is the 1983a Annuity Mortality Table with projection and an effective annual Assumed Investment Rate of 3.5%. The mortality table is projected using Projection Scale G factors, assuming annuitization in the year 2000. The Variable Annuity Payment Options Table does not include any applicable premium tax.

OPTIONS 1v& 4v—TABLE OF MONTHLY INSTALLMENTS PER $1,000

(Monthly installments for ages not shown will be furnished upon request.)

	Option 1v		Option 4v		Option 4v
Age of Annuitant	Life Annuity		Life Annuity (w/120 payments guaranteed)		Life Annuity (w/240 payments guaranteed)
	Male	Female	Male	Female	Male	Female
55	4.53	4.13	4.48	4.11	4.33	4.05
56	4.62	4.20	4.56	4.18	4.39	4.10
57	4.71	4.27	4.64	4.24	4.45	4.16
58	4.80	4.34	4.73	4.31	4.52	4.22
59	4.90	4.42	4.82	4.39	4.58	4.28
60	5.01	4.51	4.92	4.47	4.65	4.34
61	5.13	4.60	5.03	4.55	4.71	4.41
62	5.26	4.69	5.14	4.64	4.78	4.48
63	5.39	4.80	5.25	4.74	4.85	4.55
64	5.54	4.91	5.38	4.84	4.92	4.62
65	5.69	5.02	5.51	4.94	4.99	4.69
66	5.86	5.15	5.64	5.06	5.05	4.77
67	6.03	5.28	5.78	5.18	5.12	4.84
68	6.22	5.43	5.93	5.30	5.18	4.92
69	6.43	5.58	6.08	5.44	5.24	4.99
70	6.64	5.75	6.23	5.58	5.30	5.06
71	6.87	5.93	6.40	5.73	5.36	5.14
72	7.12	6.13	6.56	5.89	5.41	5.21
73	7.38	6.34	6.73	6.06	5.46	5.27
74	7.66	6.57	6.91	6.23	5.50	5.33
75	7.96	6.82	7.09	6.41	5.54	5.39
76	8.28	7.09	7.27	6.60	5.57	5.44
77	8.63	7.38	7.45	6.79	5.61	5.49
78	9.00	7.70	7.63	6.99	5.63	5.54
79	9.40	8.04	7.81	7.19	5.66	5.58
80	9.82	8.41	7.98	7.40	5.68	5.61
81	10.28	8.81	8.16	7.60	5.70	5.64
82	10.76	9.24	8.32	7.81	5.71	5.66
83	11.28	9.71	8.48	8.00	5.72	5.69
84	11.83	10.23	8.64	8.19	5.73	5.70
85	12.42	10.78	8.78	8.38	5.74	5.72

OPTION 2v—TABLE OF MONTHLY INSTALLMENTS PER $1,000.
(Monthly installments for ages not shown will be furnished upon request.)

Joint & 100% Survivor Life Annuity

Age of Male Annuitant	Age of Female Annuitant
	55	60	65	70	75	80	85
55	3.83	3.98	4.12	4.24	4.34	4.42	4.46
60	3.92	4.11	4.32	4.51	4.67	4.80	4.89
65	3.99	4.23	4.50	4.79	5.05	5.28	5.44
70	4.04	4.33	4.67	5.05	5.46	5.83	6.13
75	4.07	4.39	4.79	5.28	5.84	6.41	6.93
80	4.10	4.44	4.88	5.45	6.16	6.97	7.79
85	4.11	4.47	4.94	5.57	6.41	7.45	8.61

OPTION 3v—TABLE OF MONTHLY INSTALLMENTS PER $1,000.
(Monthly installments for ages not shown will be furnished upon request)

Joint and 100% Survivor Life Annuity (w/120 payments guaranteed)

Age of Male Annuitant	Age of Female Annuitant
	55	60	65	70	75	80	85
55	3.83	3.98	4.12	4.24	4.34	4.40	4.45
60	3.92	4.11	4.31	4.50	4.66	4.78	4.86
65	3.99	4.23	4.50	4.78	5.03	5.24	5.38
70	4.04	4.32	4.66	5.03	5.41	5.75	5.99
75	4.07	4.38	4.78	5.25	5.77	6.26	6.66
80	4.09	4.43	4.86	5.40	6.05	6.72	7.29
85	4.10	4.45	4.90	5.50	6.24	7.05	7.80

OPTION 3v—TABLE OF MONTHLY INSTALLMENTS PER $1,000.
(Monthly installments for ages not shown will be furnished upon request)

Joint & 100% Survivor Life Annuity (w/240 payments guaranteed)

Age of Male Annuitant	Age of Female Annuitant
	55	60	65	70	75	80	85
55	3.82	3.97	4.10	4.20	4.27	4.31	4.33
60	3.91	4.09	4.28	4.44	4.55	4.61	4.64
65	3.97	4.20	4.44	4.66	4.83	4.93	4.97
70	4.01	4.27	4.56	4.84	5.07	5.21	5.28
75	4.03	4.31	4.64	4.97	5.25	5.42	5.51
80	4.04	4.33	4.67	5.03	5.34	5.55	5.65
85	4.05	4.34	4.69	5.06	5.38	5.60	5.70

OPTION 5v—TABLE OF MONTHLY INSTALLMENTS PER $1,000.

Payments for a Specified Period

Number of Years	Monthly Payment	Number of Years	Monthly Payment	Number of Years	Monthly Payment	Number of Years	Monthly Payment
		10	9.83	17	6.47	24	5.09
		11	9.09	18	6.20	25	4.96
5	18.12	12	8.46	19	5.97	26	4.84
6	15.35	13	7.94	20	5.75	27	4.73
7	13.38	14	7.49	21	5.56	28	4.63
8	11.90	15	7.10	22	5.39	29	4.53
9	10.75	16	6.76	23	5.24	30	4.45

Anchor National Life Insurance Company
A STOCK COMPANY        LOS ANGELES, CALIFORNIA

ALLOCATED VARIABLE
GROUP ANNUITY CERTIFICATE
Nonparticipating